U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

                   ANNUAL STATEMENT OF BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[_]  Form 3 Holdings Reported.
[X]  Form 4 Transactions Reported.

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1.   Name and Address of Reporting Person*

   Wu                              Jeffery
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   (Last)                           (First)             (Middle)

   41-60 Main Street, Suite 208
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                                    (Street)

   Flushing, Queens                 New York               11355
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

   Yifan Communications, Inc. (YIFN)/(YIFNE)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

   Year Ended December 31, 2000

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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director (at December 31, 2001)      [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End    (D) or   Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    Fiscal Year     (I)      Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)           (Instr. 3,4 and 5)(Instr.4)(Instr. 4)
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

Common Stock, $.008 par value                                                                  2,843,100         D
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Common Stock, $.008 par value                                                                    450,000         I         (Note 1)

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
* ____ If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv- 11.
                    sion                       Number of                       Title and Amount           Secur-    ative  Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur- of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:   In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-    ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)    ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.(Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Stock Option        $6.00   09/25/2000  A4      25,000        (Note 2)       Common
                                                                              Stock       25,000 N/A       25,000    D
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
Explanation of Responses:

Note 1: Owned indirectly as custodian for Victoria Wu under the New York Uniform Gifts to Minors Act.

Note 2: As described in the Issuer's Form 14(c) dated August 28, 2000, the Reporting Person received an option to purchase 25,000 shares at a price of $6 per share pursuant to the Issuer's Directors' Stock Option Plan. The option became exercisable on the date of the Issuer's 2001 Annual Meeting of Stockholders and expire on September 24, 2010


/s/ Jeffery Wu                                                 May 7, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** _____ Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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